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Exhibit 99.1

UnitedGlobalCom Announces 500 Million Euro Convertible Senior Notes Offering

        DENVER, March 31 /PRNewswire-FirstCall/—UnitedGlobalCom, Inc. ("UGC" or the "Company") (Nasdaq: UCOMA—News) announced that it intends to sell 500 million euros aggregate principal amount of its Convertible Senior Notes due 2024 (the "Notes"). The Notes will be convertible into shares of UGC's Class A common stock. The Company will grant the initial purchasers the option to acquire an additional 125 million euros of Notes.

        Gross proceeds from the sale of the Notes will total approximately 500 million euros ($615 million), or 625 million euros ($769 million) if the initial purchasers exercise their option in full to acquire the additional Notes. UGC plans to use the net proceeds of the offering for working capital and other corporate purposes, including potential repayment of certain indebtedness of its subsidiaries.

        The Notes to be sold have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        Cautionary Note Regarding Forward-Looking Statements. Except for historical information contained in this press, this press release contains forward-looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements.

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  UnitedGlobalCom Announces 500 Million Euro Convertible Senior Notes Offering